CERTIFICATE OF FORMATION

OF

DREAMWORKS ANIMATION, LLC

This Certificate of Formation of DreamWorks Animation, LLC (the “Company”) is being duly executed and filed by Comcast DW Holding, Inc., as an authorized person, to form a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act (6 Del. C. '18-201, et seq.).

FIRST: The name of the limited liability company formed hereby is DreamWorks Animation, LLC.

SECOND: The address of the registered office of the Company in the State of Delaware is c/o Enterprise Corporate Services LLC, 1201 N. Market Street, Suite 1000, Wilmington, Delaware 19801.

THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware is Enterprise Corporate Services LLC, 1201 N. Market Street, Suite 1000, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 23rd day of August, 2016.

COMCAST DW HOLDING, INC.

By:	/s/ Arthur R. Block
Name: Arthur R. Block
Title: Authorized Officer